BUTTE CREEK BREWING CO.
945 W. 2nd ST.
CHICO, CA 95928
(530) 794-7906 (FAX) (530) 894-1105

DISTRIBUTION AGREEMENT

This agreement is between Butte Creek Brewing Company, LLC, 945 W. Second St.. Chico, CA 95928 (Supplier) and Morris Distributing, 454 Payran St., Petaluma, CA 94952 (Distributor).

Supplier is appointing Distributor to sell Supplier's products within the Distributor's territory. Exhibit A describes the "Products" and "Territory", and also contains the terms of sale. Both parties agree that the goal of this agreement is to sell as much of the products as possible while maintaining quality control, and preserving the image of Supplier's brand and Distributor's goodwill.

Distributors primary job is to sell Supplier's products to eligible, licensed retail accounts in the territory described in exhibit A. Distributor promises that it: (a) has the State, Federal and local licenses and permits necessary to perform its job, (b) Will keep these licenses current, (c) Will obey relevant laws and regulations, (d) Will pay supplier for products as called for in exhibit A, and (e) will not transfer its rights under this agreement unless it has obtained supplier's permission to do so.

Supplier's primary job is to assure that Distributor is furnished with products of merchantable quality. Supplier promises that it: (a) has the State, Federal and local licenses and permits necessary to perform its job, (b) Will keep these licenses and permits current, (c) Will obey relevant laws and regulations, (d) Will allocate products, if necessary, among all of its distributors in a fair way, and (e) Will be responsible for producing, bottling, packaging and labeling products as required by State and Federal law.

This agreement shall be effective as of November 4, 2002 and shall be subject to change and/or termination only upon 30 days written notice.

Initialed T.A. (Supplier)	Initialed R.M. (Distributor)
Date: 11/4/02

Neither party is the agent or franchisee of the other party, and neither party, under any circumstances, may bind the other party to an agreement or obligation to any third person with out the written consent of the party being bound. All notices shall be effective as of the date mailed. The parties shall first try to resolve any dispute related to this agreement in an amicable manner by mediation with a mutually acceptable mediator. If unable to agree on a mediator, either party may ask the American Arbitration Association to appoint a neutral mediator, and the and the mediation shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association. The prevailing party shall be entitled to recover its costs and reasonable attorneys fees, as determined by the arbitrator or judge.

Both parties have negotiated this Agreement freely and in good faith, acknowledge having read all terms and exhibits of this Agreement, and fully understand that they each obligated to fulfill the promises they have made to each other.

SUPPLIER:	DISTRIBUTOR:
/s/ Thomas Atmore	/s/ Ron Morris
Date: 11-4-02	Date: 11-4-02

EXHIBIT A

(1)	PRODUCTS:

Butte Creek Organic Ale
Butte Creek Organic Porter
Butte Creek Organic IPA
Butte Creek Organic Pilsner

(2)	TERRITORY
(State) California
(Counties) Napa, Sonoma, San Francisco

(3)	EXCLUSIVITY:
Non-exclusive

(4)	TERMS OF SALE:
Payments shall be due and payable in good funds received by the Supplier not later than 30 days from the date of invoice.

Initialed T.A. (Supplier)	Initialed R.M. (Distributor)
Date: 11-4-02	Date:______________